Exhibit 10.2

EDITAS MEDICINE, INC.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), made this 20th day of January, 2019 is entered into by Editas Medicine, Inc., a Delaware corporation (the “Company”), and Cynthia Collins having an address set forth under his or her signature hereto (the “Consultant”).

WHEREAS, the Consultant is a member of the Board of Directors of the Company; and

WHEREAS, the Company and the Consultant desire to establish the terms and conditions under which the Consultant will provide services including transition services and services as interim Chief Executive Officer to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1          Services.  The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company, including, but not limited to, the services specified on Schedule A to this Agreement.

2          Term.  This Agreement shall commence on February 1, 2019 (the “Commencement Date”) and shall continue until the earlier of July 31, 2019 or the date the Company appoints a permanent Chief Executive Officer (such period, as it may be extended, or sooner terminated in accordance with the provisions of Section 4, being referred to as the “Consultation Period”).  The Consultation Period may be extended by mutual agreement of the parties hereto.

3          Compensation.

3.1       Consulting Fees.

(a)   The Company shall pay to the Consultant a consulting fee of $100,000 per month, payable in arrears on the last day of each month.  Payment for any partial month shall be prorated.  The monthly consulting fee is a fixed amount and shall not be subject to increase regardless of the number of hours expended in any given month by the Consultant in the provision of the services hereunder.

(b)   In addition, subject to approval of the Board of Directors of the Company, the Company will grant to Consultant a restricted stock unit for that number of shares of the Company’s Common Stock equal to $180,000 divided by the closing price of the Company’s Common Stock on January 31, 2019, which restricted stock unit shall vest in full on the earliest to occur of: (i) the six month anniversary of the Commencement Date, (ii) the appointment by the Board of Directors of the Company of a permanent Chief Executive Officer or (iii) the termination by the Company of this Agreement in accordance with Section 4(a).

(c)   Consultant will be eligible for a special bonus payable in the form of performance shares or another equity award.  The amount of the special bonus,  the form of award and the terms thereof shall be determined in the sole discretion of the Compensation Committee of the Board of Directors of the Company and shall be determined based upon the achievement of goals during the Consultation Period, which goals will be defined by the Compensation Committee of the Board of Directors upon consultation with Consultant no later than February 28, 2019. The determination of achievement of the goal shall be made in the sole discretion of the Compensation Committee of the Board of Directors of the Company.

3.2       Expenses.  The Company shall reimburse the Consultant for all reasonable and necessary documented out of pocket expenses incurred or paid by the Consultant in connection with, or related to, the performance of Consultant’s services under this Agreement, including without limitation all travel (first or business class) and hotel and ancillary expenses.  The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month.  The Company shall pay to the Consultant amounts shown on each such statement within thirty (30) days after receipt thereof.  The Consultant shall abide by the Company’s expense reimbursement policy, except as otherwise set forth herein or with the prior written approval of the Chairman of the Board.

3.3       Benefits.  The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of the Company.

4          Termination.  This Agreement may be terminated prior to the end of the Consultation Period in the following manner: (a) by the Company upon not less than ten (10) days prior written notice to the other party; (b) by the non-breaching party, upon twenty-four (24) hours prior written notice to the breaching party if one party has materially breached this Agreement; or (c) at any time upon the mutual written consent of the parties hereto.  In the event of termination, the Consultant shall be entitled to payment for services performed and (subject to the limitation in Section 3.2) for expenses paid or incurred prior to the effective date of termination that have not been previously paid.   Notwithstanding the foregoing, the Company may terminate this Agreement effective immediately by giving written notice to the Consultant if the Consultant breaches or threatens to breach any provision of Sections 6 or 7.

5          Cooperation.  The Consultant shall use Consultant’s best efforts in the performance of Consultant’s obligations under this Agreement.  The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform Consultant’s obligations hereunder.  The Consultant shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6          Proprietary Information and Inventions.

6.1       Proprietary Information.

(a)       The Consultant acknowledges that Consultant’s relationship with the Company is one of high trust and confidence and that in the course of Consultant’s service to the Company, Consultant will have access to and contact with Proprietary Information.  The

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Consultant will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the services) without written approval by an officer of the Company, either during or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by the Consultant.

(b)       For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of Consultant’s service as a consultant to the Company.

(c)       The Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into Consultant’s custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of Consultant’s duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement.  After such delivery, the Consultant shall not retain any such materials or copies thereof or any such tangible property.

(d)       The Consultant agrees that Consultant’s obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (c) above, and Consultant’s obligation to return materials and tangible property set forth in paragraph (c) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant.

(e)       The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  The Consultant agrees to be bound by all such obligations and restrictions that are known to Consultant and to take all action necessary to discharge the obligations of the Company under such agreements.

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(f)       The Consultant’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company.  Further, nothing herein prohibits the Consultant from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings.  In addition, notwithstanding the Consultant’s confidentiality and nondisclosure obligations, the Consultant is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6.2       Inventions.

(a)       All inventions, ideas, creations, discoveries, computer programs, works of authorship, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others or under Consultant’s direction and whether during normal business hours or otherwise, (i) during the Consultation Period if related to the business of the Company or (ii) after the Consultation Period if resulting or directly derived from Proprietary Information (as defined below) (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company.  The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as Consultant’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.  However, this paragraph shall not apply to Inventions which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Invention is created, made, conceived or reduced to practice and which are made and conceived by the Consultant not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.  The Consultant further acknowledges that each original work of authorship which is made by the Consultant (solely or jointly with others) within the scope of the Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act.

(b)       The Consultant agrees that if, in the course of performing the services pursuant to this Agreement,  the Consultant incorporates into any Invention developed under this Agreement any preexisting invention, improvement, development, concept, discovery

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or other proprietary information owned by the Consultant or in which the Consultant has an interest (“Prior Inventions”), (i) the Consultant will inform the Company, in writing before incorporating such Prior Inventions into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. The Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

(c)       Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.  The Consultant also hereby waives all claims to moral rights in any Inventions.

(d)       The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention.  Such written records shall be available to and remain the sole property of the Company at all times.

7          Non-Solicitation.  During the Consultation Period and for a period of six (6) months thereafter, the Consultant shall not, either alone or in association with others, (i) solicit, or permit any organization directly or indirectly controlled by the Consultant to solicit, any employee of the Company to leave the employ of the Company; (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Consultant to solicit for employment, hire or engage as an independent contractor, any person who is employed or engaged by the Company; and/or (iii) solicit, divert or take away, the business or patronage of any of the clients, customers or accounts or prospective clients, customers or accounts, of the Company that were contacted, solicited or served by the Consultant on behalf of the Company during the Consultation Period.

8          Non-Exclusivity.  The Company retains the right to contract with other companies and/or individuals for consulting services without restriction.  Similarly, the Consultant retains the right to contract with other companies or entities for the Consultant’s consulting services without restriction.

9          Other Agreements; Warranty.

9.1       The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Consultant’s consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from

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soliciting employees, customers or suppliers of such third party.  The Consultant further represents that Consultant’s performance of all the terms of this Agreement and the performance of the services as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant is a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

9.2       The Consultant hereby represents, warrants and covenants that Consultant has the skills and experience necessary to perform the services, that Consultant will perform said services in a professional, competent and timely manner, that Consultant has the power to enter into this Agreement and that Consultant’s performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.

10        Independent Contractor Status.

10.1     The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company.

10.2     The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the services.  In performing the services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant’s control, and the Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement.

10.3     In the performance of the services, the Consultant has the authority to control and direct the performance of the details of the services, the Company being interested only in the results obtained.  However, the services contemplated by the Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.

10.4     The Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement.  The Consultant shall indemnify, defend and hold harmless the Company and its successors and assigns from and against any claim or liability of any kind (including penalties, fees or charges) resulting from the Consultant’s failure to pay the taxes, penalties, and payments referenced in this Section 10 of this Agreement.

11        Remedies.  The Consultant acknowledges that any breach of the provisions of Sections 6 or 7 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone.  The Consultant agrees, therefore, that, in addition to any other remedy the Company may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

12        Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post

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Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 12.

13        Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

14        Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

15        Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

16        Non-Assignability of Contract.  This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of Consultant’s rights or delegate any of Consultant’s duties without the express written consent of the Company.  Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

17        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

18        Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by Consultant.

19        Interpretation.  If any restriction set forth in Section 6 or Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

20        Survival.  Sections 4 through 21 shall survive the expiration or termination of this Agreement.

21        Miscellaneous.

21.1     No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

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21.2     The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

21.3     In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

COMPANY:

EDITAS MEDICINE, INC.

By:	/s/ James C. Mullen
James C. Mullen
Chairman of the Board

CONSULTANT:

/s/ Cynthia Collins
Name: Cynthia Collins

Signature Page to Consulting Agreement

SCHEDULE A

DESCRIPTION OF SERVICES

•	Consultant will serve as interim Chief Executive Officer during the pendency of search for a permanent CEO.
•	Consultant will oversee, in consultation with the Board (and any committees thereof), the search for a permanent CEO, CFO and CMO.
•

Company acknowledges that Consultant has existing commitments, including as a member of the board of several companies and industry organizations, all of which have been disclosed to the Board of Directors of the Company, and nothing herein is intended to prohibit or prevent her continued service in those roles.